Exhibit 99.1

Grosvenor Capital Management Holdings, LLLP

and GCM, L.L.C.

Unaudited Condensed Combined Financial Statements

September 30, 2020

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

Financial Statements (Unaudited)

Condensed Combined Statements of Financial Condition	3

Condensed Combined Statements of Income (Loss) and Comprehensive Income (Loss) (Unaudited)	4

Condensed Combined Statements of Changes in Partners’ and Member’s Deficit (Unaudited)	5 - 6

Condensed Combined Statements of Cash Flows (Unaudited)	7

Notes to Condensed Combined Financial Statements (Unaudited)	8

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

Condensed Combined Statements of Financial Condition

(In thousands, except share amounts)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$158,186	$79,866
Management fees receivable	12,534	13,896
Incentive fees receivable	11,570	20,771
Due from related parties	10,791	10,226
Investments	159,050	159,358
Premises and equipment, net	8,263	8,871
Intangible assets, net	10,464	16,092
Goodwill	28,959	28,959
Other assets	60,292	35,117
Total assets	460,109	373,156
Liabilities and Partners’ and Member’s Capital
Accrued compensation and benefits	59,577	63,668
Employee related obligations	20,409	22,614
Debt	376,832	448,500
Accrued expenses and other liabilities	71,032	52,204
Total liabilities	527,850	586,986
Commitments and contingencies (Note 11)
Redeemable noncontrolling interest	110,782	-
Partners’ deficit - Grosvenor Capital Management Holdings, LLLP (Class A common shares, 49,950,000 issued and outstanding as of September 30, 2020 and December 31, 2019; Class B-1 common shares, 46,203,750 issued and outstanding as of September 30, 2020 and December 31, 2019; Class B-2 common shares, 3,746,250 issued and outstanding as of September 30, 2020 and December 31, 2019; Class C common shares, 1,057,374 issued and outstanding as of September 30, 2020 and December 31, 2019)	(259,985)	(308,373)
Member’s deficit - GCM, L.L.C.	(58)	(66)
Accumulated other comprehensive loss	(12,231)	(6,854)
Total partners’ and member’s deficit attributable to Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.	(272,274)	(315,293)
Noncontrolling interest	93,751	101,463
Total partners’ and member’s deficit	(178,523)	(213,830)
Total liabilities and partners’ and member’s deficit	$460,109	$373,156

See notes to condensed combined financial statements.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

Condensed Combined Statements of Income (Loss) and Comprehensive Income (Loss) (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Management fees	$78,269	$82,837	$231,106	$243,708
Incentive fees	21,774	33,342	38,048	65,819
Other operating income	1,703	2,383	5,339	5,571
Total operating revenues	101,746	118,562	274,493	315,098
Expenses
Employee compensation and benefits	75,315	62,311	186,459	174,484
General, administrative and other	17,263	20,641	58,101	64,637
Total operating expenses	92,578	82,952	244,560	239,121
Operating income	9,168	35,610	29,933	75,977
Investment income	7,902	2,962	1,700	6,070
Interest expense	(5,807)	(6,281)	(17,515)	(19,067)
Other expense	446	(2,680)	(10,637)	(7,615)
Net other income (expense)	2,541	(5,999)	(26,452)	(20,612)
Income before income taxes	11,709	29,611	3,481	55,365
Income taxes	541	527	1,710	1,643
Net income	11,168	29,084	1,771	53,722
Less: Net income attributable to redeemable noncontrolling interest	3,322	-	5,600	-
Less: Net income attributable to noncontrolling interest	6,520	5,194	3,873	12,292
Net income (loss) attributable to Grosvenor Capital
Management Holdings, LLLP and GCM, L.L.C.	1,326	23,890	(7,702)	41,430
Other comprehensive income (loss)
Unrealized gain (loss) on cash flow hedge	1,103	(1,052)	(5,530)	(7,438)
Foreign currency translation adjustment	468	(215)	153	(136)
Total other comprehensive income (loss)	1,571	(1,267)	(5,377)	(7,574)
Comprehensive income (loss)	$2,897	$22,623	$(13,079)	$33,856

See notes to condensed combined financial statements.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

Condensed Combined Statements of Changes in Partners’ and Member’s Deficit (Unaudited)

(In thousands)

	Partners’ eficit - Grosvenor Capital Management Holdings, LLLP	Member’s Deficit - GCM, L.L.C.	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Partners’ and Member’s Deficit
Balance, June 30, 2019	$(309,549)	$(75)	$(6,893)	$115,653	$(200,864)

Capital contributions	-	15	-	-	15
Capital contributions from noncontrolling interest	-	-	-	789	789
Deemed contributions	4,365	-	-	-	4,365
Capital distributions	(24,524)	(41)	-	-	(24,565)
Capital distributions paid to noncontrolling interest	-	-	-	(11,173)	(11,173)
Unrealized loss on cash flow hedge	-	-	(1,052)	-	(1,052)
Translation adjustment	-	-	(215)	-	(215)
Net income	23,863	27	-	5,194	29,084
Balance, September 30, 2019	(305,845)	(74)	(8,160)	110,463	(203,616)

	Partners’ Deficit - Grosvenor Capital Management Holdings, LLLP	Member’s Deficit - GCM, L.L.C.	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Partners’ and Member’s Deficit
Balance, December 31, 2018	$(326,113)	$(73)	$(586)	$125,665	$(201,107)

Cumulative-effect adjustment from adoption of ASC 606	10,343	-	-	1,517	11,860
Capital contributions	-	15	-	-	15
Capital contributions from noncontrolling interest	-	-	-	3,547	3,547
Deemed contributions	13,080	-	-	-	13,080
Capital distributions	(44,524)	(77)	-	-	(44,601)
Capital distributions paid to noncontrolling interest	-	-	-	(32,558)	(32,558)
Unrealized loss on cash flow hedge	-	-	(7,438)	-	(7,438)
Translation adjustment	-	-	(136)	-	(136)
Net income	41,369	61	-	12,292	53,722
Balance, September 30, 2019	(305,845)	(74)	(8,160)	110,463	(203,616)

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

Condensed Combined Statements of Changes in Partners’ and Member’s Deficit (Unaudited) (Continued)

(In thousands)

	Partners’ Deficit - Grosvenor Capital Management Holdings, LLLP	Member’s Deficit - GCM, L.L.C.	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Partners’ and Member’s Deficit	Redeemable Noncontrolling Interest
Balance, June 30, 2020	$(270,396)	$(57)	$(13,802)	$90,163	$(194,092)	$108,665

Capital contributions from noncontrolling interest	-	-	-	976	976	-
Deemed contributions	21,605	-	-	-	21,605	-
Capital distributions	(12,500)	(21)	-	-	(12,521)	-
Capital distributions paid to noncontrolling interest	-	-	-	(3,908)	(3,908)	-
Capital distributions paid to redeemable noncontrolling interest	-	-	-	-	-	(1,205)
Unrealized gain on cash flow hedge	-	-	1,103	-	1,103	-
Translation adjustment	-	-	468	-	468	-
Net income	1,306	20	-	6,520	7,846	3,322
Balance, September 30, 2020	$(259,985)	$(58)	$(12,231)	$93,751	$(178,523)	$110,782

	Partners’ Deficit - Grosvenor Capital Management Holdings, LLLP	Member’s Deficit - GCM, L.L.C.	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Partners’ and Member’s Deficit	Redeemable Noncontrolling Interest
Balance, December 31, 2019	$(308,373)	$(66)	$(6,854)	$101,463	$(213,830)	-

Cumulative-effect adjustment from adoption of ASU No. 2017-12	(650)	-	650	-	-	-
Capital contributions from noncontrolling interest	-	-	-	3,124	3,124	-
Capital contributions from redeemable noncontrolling interest	-	-	-	-	-	173,797
Deemed contributions	38,381	-	-	-	38,381	-
Capital distributions	(42,524)	(44)	-	-	(42,568)	-
Capital distributions paid to noncontrolling interest	-	-	-	(14,709)	(14,709)	-
Capital distributions paid to redeemable noncontrolling interest	-	-	-	-	-	(7,680)
Equity transaction with Mosaic	60,935	-	-	-	60,935	(60,935)
Unrealized loss on cash flow hedge	-	-	(6,180)	-	(6,180)	-
Translation adjustment	-	-	153	-	153	-
Net income (loss)	(7,754)	52	-	$3,873	(3,829)	5,600
Balance, September 30, 2020	$(259,985)	$(58)	$(12,231)	$93,751	$(178,523)	$110,782

See notes to condensed combined financial statements.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

Condensed Combined Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$1,771	$53,722
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	7,400	7,734
Other non-cash compensation	3,360	2,885
Non-cash partnership interest-based compensation	38,381	13,080
Amortization of debt issuance costs	1,014	1,246
Loss on extinguishment of debt	1,514	-
Change in fair value of derivatives	9,673	8,225
Amortization of deferred rent	502	255
Proceeds received from investments	3,543	8,644
Non-cash investment (income) loss	(1,700)	(6,070)
Other	22	18
Change in assets and liabilities
Management fees receivable	1,338	(6,169)
Incentive fees receivable	9,201	(27,354)
Due from related parties	(565)	(2,785)
Other assets	(25,171)	(10,853)
Accrued compensation and benefits	(7,428)	(2,404)
Employee related obligations	(2,204)	(4,851)
Accrued expenses and other liabilities	2,480	(491)
Net cash provided by operating activities	43,131	34,832
Cash flows from investing activities
Purchases of premises and equipment	(1,165)	(3,403)
Contributions/subscriptions to investments	(16,221)	(14,779)
Withdrawals/redemptions from investments	14,685	25,921
Net cash provided by (used in) investing activities	(2,701)	7,739
Cash flows from financing activities
Capital contributions received from noncontrolling interest	176,921	3,547
Capital distributions	(42,568)	(44,601)
Capital distributions paid to the noncontrolling interest	(22,389)	(32,558)
Proceeds from revolving line of credit	20,000	25,000
Principal payments on revolving line of credit	(3,000)	-
Principal payments on senior notes	(91,196)	(7,324)
Net cash provided by (used in) financing activities	37,768	(55,936)
Effect of exchange rate changes on cash	122	(141)
Net increase (decrease) in cash and cash equivalents	78,320	(13,506)
Cash and cash equivalents
Beginning of period	79,866	68,100
End of period	$158,186	$54,594
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$16,105	$16,980
Cash paid during the period for income taxes	$2,745	$1,667

See notes to condensed combined financial statements.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

Notes to Condensed Combined Financial Statements (Unaudited)

(In thousands, except where noted)

1.	Description of the Business and Organization

Description of the Business

The combined financial statements include the combined accounts of (i) Grosvenor Capital Management Holdings, LLLP (“GCMH”) and its operating subsidiaries, Grosvenor Capital Management, L.P. (“GCMLP”), Grosvenor Customized Fund Investment Group, L.P. (“GCM CFIG”), CFIG Holdings, LLC (“CFIG Holdings”), GCM Partners I, L.P. (“GCMP1”), GCM Management Incentive Plan I, L.P. (“MIP”), GCM UK Limited and GCM UK 2 Limited, which together own GCM Investments UK LLP (“UK Subsidiaries”), GCM Investments Hong Kong Limited (“GCMHK”), GCM Investments (Korea) Co. Ltd. (“GCMSK”), Mosaic GP Entity, LP, Mosaic NewCo Subsidiary, LP, Mosaic Acquisitions 2020, L.P., (ii) GCMLP’s consolidated operating subsidiaries, GRV Securities LLC (“GSLLC”) and GCM Investments Japan K.K. (“GIJKK”) (GCMH, GCMLP, GCM CFIG, CFIG Holdings, GCMP1, MIP, the UK Subsidiaries, GCMHK, GCMSK, GSLLC and GIJKK are sometimes collectively referred to herein, solely for purposes of convenience, as the “Partnership”) and (iii) GCM, L.L.C. (“GCM LLC”, collectively with the Partnership, the “Company” or “GCM Grosvenor”). As a registered broker-dealer, GSLLC serves as a placement agent for certain investment vehicles sponsored and managed or advised by both GCMLP and GCM CFIG (collectively referred to as the “GCM Funds”).

On January 2, 2014, the Company completed the acquisition of Customized Fund Investment Group (“CFIG”), a leading global private equity, infrastructure and real estate investment management business, from Credit Suisse Group AG (“CSG”). As a result, GCM CFIG was assigned certain acquired investment management and service agreements relating to the CFIG business and GCMH became the sole member of CFIG Holdings. Through several subsidiaries, CFIG Holdings is the general partner to the GCM CFIG advised GCM Funds and is entitled to carried interest.

The Company focuses on providing comprehensive investment solutions to primarily institutional clients who seek allocations to alternative investments such as hedge fund strategies, private equity, real estate, infrastructure and strategic investments. The Company specializes in developing customized portfolios for clients but also offers multi-client multi-manager, direct investment and co-investment portfolios. Portfolios range from highly concentrated to broadly diversified. Clients ordinarily access these portfolios through multi-client or single-client GCM Funds, which are typically organized either as U.S. limited partnerships or limited liability companies, or as non-U.S. corporations, limited partnerships or unit trusts.

Organization

GCMH is a holding company operated pursuant to the Fourth Amended and Restated Limited Liability Limited Partnership Agreement (the “Partnership Agreement”) dated October 5, 2017, among the limited partners, Grosvenor Holdings, L.L.C. (“Holdings”), Grosvenor Holdings II, L.L.C (“Holdings II”) and certain investment funds managed by Hellman & Friedman LLC, a private equity investment firm (collectively “H&F”), and the general partner, GCMH GP, L.L.C. (“GCMHGP LLC”).

GCM LLC is a single member limited liability company held by Holdings. GCM LLC does not have any independent operations and its sole purpose is to serve as the general partner of GCMLP and GCM CFIG.

As of September 30, 2020 and December 31, 2019, the Company had a net deficit in Partners’ and Member’s Capital of approximately $178.5 million and $213.8 million, respectively, resulting from historical distribution of proceeds from debt. Notwithstanding this deficit, management believes there is not substantial doubt about the Company’s ability to continue as a going concern over the next 12 months as the Company has experienced, since its inception, sufficient operating cash flows and positive operating income from its operating entities, and has access to alternative funding sources to meet its current obligations.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. Given the amount of uncertainty currently regarding the scope and duration of the COVID-19 pandemic, the Company is unable to predict the precise impact the COVID-19 pandemic will have on the Company’s combined financial statements. In line with public markets and credit indices, the Company investments may be adversely impacted.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for annual financial statements. In the opinion of management, all necessary adjustments (which consists of only normal recurring items) have been made to fairly present the condensed consolidated financial statements for the interim periods presented. Results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020. These unaudited condensed combined financial statements should be read in conjunction with the audited combined financial statements for the fiscal year ended December 31, 2019.

The condensed combined financial statements include the accounts of the Partnership and its wholly-owned or majority-owned subsidiaries, the consolidated entities which are considered to be variable interest entities (“VIEs”) and for which the Partnership is considered the primary beneficiary, certain entities which are not considered VIEs but which the Partnership controls through a majority voting interest and GCM LLC. The Partnership and GCM LLC have been presented on a combined historical cost basis as they are entities under common control.

All intercompany balances and transactions have been eliminated.

Redeemable Noncontrolling Interests

Noncontrolling interests related to certain limited partnership interests are subject to redemptions by third party investors. As these interests are redeemable upon the occurrence of an event that is not solely within the control of the Company, amounts relating to third party interests in such consolidated entities are classified in the mezzanine section as redeemable noncontrolling interest within the condensed combined statements of financial condition.

Income Taxes

The Company is treated as a partnership for U.S. federal income tax purposes. Members, as applicable, are taxed individually on their share of the earnings and losses, therefore; no provision for federal income taxes has been included in the condensed combined financial statements. The Company, however, is subject to various foreign, state, local and city income taxes. Income tax expense recorded in the condensed combined statements of income (loss) and comprehensive income (loss) primarily relate to income taxes attributable to foreign and state and local jurisdictions.

Tax positions taken by the Company are subject to periodic audit by state, local, municipal and foreign taxing authorities. Significant judgement is required in determining tax expense and in evaluating tax positions, including uncertainties. The Company recognizes the amount of benefit in the financial statements that is “more likely than not” to be sustained upon examination, including resolutions of related appeals or litigation processes based on the technical merits of the position. The Company’s tax positions are reviewed and evaluated quarterly to determine whether the Company has any uncertain tax positions that require financial statement recognition. The Company recognizes interest and penalties related to the underpayment of income taxes as general, administrative, and other expenses in the condensed combined statements of income (loss) and comprehensive income (loss).

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

Recently Issued Accounting Standards

In October 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which reduces the cost and complexity of financial reporting associated with consolidation of VIEs. The amendment provides that indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. The amendments in this ASU are effective for a private company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact on its combined financial statements upon adoption of this standard.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Changes to the Disclosure Requirements for Fair Value Measurement. The amendments remove or modify certain disclosures, while others were added. The Company adopted the guidance as of January 1, 2020. The adoption of this guidance did not have a material impact on its combined financial statements.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”). The new guidance amends the hedge accounting model to enable entities to better portray their risk management activities in the financial statements. The guidance eliminates the requirement to separately measure and report hedge ineffectiveness and allows for the entire change in fair value of a “highly effective” cash flow hedge to be recognized in other comprehensive income until the hedged item affects earnings. An entity will apply the new guidance on a modified retrospective basis with a cumulative effect adjustment to accumulated other comprehensive income with a corresponding adjustment to retained earnings as of the beginning of the period of adoption. Changes to income statement presentation and financial statement disclosures will be applied prospectively. The Company adopted the guidance as of January 1, 2020. The resulting impact of adoption to its 3-Year Swap Agreement is recorded in opening accumulated other comprehensive income (loss) and opening partners’ deficit.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. Currently, the standard requires an entity to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. The new guidance removes Step 2. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. An entity will apply the new guidance on a prospective basis. The new guidance is effective for the Company for fiscal years beginning after December 15, 2022 and early adoption is permitted for annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact on its combined financial statements upon adoption of this standard

In February 2016, the FASB issued ASU 2016-02, Leases. The main difference between existing lease accounting guidance and the updated standard is that operating leases will now be recorded as assets and liabilities in the statement of financial position. The standard will be effective for non-public entities beginning on January 1, 2022; however, early adoption is permitted. The Company is currently evaluating the impact on its combined financial statements upon adoption of this new standard.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. The standard will be effective for the Company beginning on January 1, 2023. The Company expects that adoption of this guidance will not have a material impact on its combined financial statements.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

3.	Mosaic Transaction

Effective January 1, 2020 (the “Effective Date”), the Partnership, CFIG Holdings, GCMLP, GCM Investments GP LLC (“GCM GP”), the General partner to certain investment funds advised by the Partnership, (collectively, the “Seller”) entered into a Purchase and Sale Agreement (“Agreement”) and issued certain limited partnership interests in several entities (“Carry Plan Entities”) to Mosaic Acquisitions 2020, L.P. (“Mosaic”). In addition, Mosaic also acquired the rights to receive a percentage of carried interest from certain GCM Funds and has agreed to provide additional funding under certain circumstances up to a maximum amount as defined in the Agreement (collectively, the “Mosaic Transaction”). Mosaic issued Class A and Class B equity interests to GCMH, Holdings and Mosaic Feeder, L.P. (“Mosaic Feeder”). The Partnership serves as the general partner of Mosaic, which is consolidated as the Partnership holds a controlling financial interest in Mosaic. Mosaic Feeder is beneficially owned by Lakeshore Investments GP, LLC (“Lakeshore”), a related party, and an unaffiliated third-party investor (“Mosaic Counterparty”) and is not consolidated. The Carry Plan Entities serve as general partners of, or are special limited partners in, certain of the GCM Funds. The consideration transferred by Mosaic Counterparty to the Seller for the interests acquired was $125.4 million. In addition, the Seller received an additional $48.0 million to fund future investment commitments. Additionally, the Seller may be required to pay additional amounts as long as Mosaic Feeder has an ownership interest in the transferred interests (“Potential Payments”) based on cash flow up to the relevant dates as defined in the Agreement that could total up to a maximum of $19.9 million, which is broken down as a maximum of $4.9 million on December 31, 2020, $7.5 million on December 31, 2021 and $7.5 million on December 31, 2022. Such amounts can be reduced (not below zero) by exceeding certain cumulative distribution thresholds at each relevant date. In addition, any such amounts paid to Mosaic will also reduce, on a dollar-for-dollar basis, the purchase price payable upon exercise of the Put Option.

Additionally, the Agreement provides for a Recall Amount whereby beginning January 1, 2023, the Partnership may recall from Mosaic $15.1 million plus any Potential Payments that were made in previous periods. There are no contractual restrictions to the Partnership’s ability to recall the payments, other than if a Triggering Event as defined in the Agreement occurs, which management has deemed to be remote, and the credit risk associated with Mosaic’s ability to recall the distributions from Mosaic Counterparty.

In addition, as part of the Mosaic Transaction, Holdings purchased an option from Mosaic Feeder for $2.6 million for the right, but not the obligation, to require Mosaic Feeder to sell to Holdings all of the Class A and Class B equity interests held by Mosaic Feeder in Mosaic (the “Mosaic Call Right”) for a purchase price equal to the greater of 1.3x its investment or a 12% IRR on its investment (the “Call Price”).

Further, Mosaic Counterparty has the right, but not the obligation, to require the Partnership to acquire all of the Class A and Class B Interests held by Mosaic Feeder in Mosaic (the “Put Option”) for a purchase price equal to Mosaic Counterparty receiving the greater of 1.3x of its investment or a 12% IRR on its investment (the “Put Price”). The Put Option can only be exercised if a Triggering Event as defined in the Agreement occurs, which management has deemed to be remote. If the Partnership declines to pay the Put Price, Mosaic Counterparty may either step in and act as the general partner of Mosaic and control Mosaic until Mosaic Counterparty recoups the Put Price or effect a transfer of the underlying assets of Mosaic to Mosaic Counterparty.

The Carry Plan Entities have historically been accounted for as VIEs and were consolidated by the Partnership prior to the Mosaic Transaction as the Partnership was deemed the primary beneficiary through its controlling financial interests in the Carry Plan Entities. Management determined that the Mosaic Transaction should be evaluated under the guidance in ASC 810 and has concluded that Mosaic is accounted for as a VIE and the Partnership was deemed the primary beneficiary and therefore consolidates Mosaic. In addition, the Partnership concluded that the Put Option is embedded in an equity host contract but does not meet the net settlement criterion of an embedded derivative and therefore no separate accounting is required. However, as the Put Option is not solely within the control of the Partnership, the noncontrolling interest related to Mosaic has been classified as mezzanine equity.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

The total assets of Mosaic are $106.2 million as of September 30, 2020 and are recorded in cash and cash equivalents and investments on the condensed combined statements of financial condition. Mosaic had no liabilities as of September 30, 2020. The assets of Mosaic may only be used to settle obligations of Mosaic, if any. In addition, there is no recourse to the Partnership for Mosaic’s liabilities, except for certain entities in which there could be a claw back of previously distributed carried interest.

4.	Revenue

Revenues consisted of the following:

	Three months ended September 30,		Nine months ended September 30,
Management fees	2020	2019	2020	2019
Management fees	$76,105	$81,531	$225,141	$240,040
Fund expense reimbursement revenue	2,164	1,306	5,965	3,668
Total management fees	$78,269	$82,837	$231,106	$243,708

	Three months ended September 30,		Nine months ended September 30,
Incentive fees	2020	2019	2020	2019
Performance fees	$884	$3,923	$1,621	$4,006
Carried interest	20,890	29,419	36,427	61,813
Total incentive fees	$21,774	$33,342	$38,048	$65,819

The Company recognized revenues of $0.7 million and $1.3 million during the nine months ended September 30, 2020 and 2019 that were previously received and deferred as of December 31, 2019 and 2018, respectively.

5.	Investments

Investments consist of the following:

	September 30, 2020	December 31, 2019
Equity method investments	$153,755	$154,900
Other investments	5,295	4,458
Total investments	$159,050	$159,358

As of September 30, 2020 and December 31, 2019, the Company held investments of $159.1 million and $159.4 million, respectively, of which $151.1 million and $95.7 million were owned by noncontrolling interest holders, respectively. Future net income (loss) and cash flow from investments held by noncontrolling interest holders will not be attributable to the Company.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

6.	Fair Value Measurements

The following table summarizes the Company’s assets and liabilities measured at fair value as of September 30, 2020 and December 31, 2019:

	Fair Value of Assets (Liabilities) at September 30, 2020
	Level 1	Level 2	Level 3	Total
Money market funds	$97,282	$-	$-	$97,282
Interest rate derivatives	-	(30,843)	-	(30,843)
Total	$97,282	$(30,843)	$-	$66,439

	Fair Value of Assets (Liabilities) at December 31, 2019
	Level 1	Level 2	Level 3	Total
Money market funds	$45,209	$-	$-	$45,209
Interest rate derivatives	-	(14,990)	-	(14,990)
Total	$45,209	$(14,990)	$-	$30,219

Money market funds are recorded at net asset value per share which approximates fair value.

Management determines the fair value of its interest rate derivative agreements based on the present value of expected future cash flows based on observable future LIBOR rates applicable to each swap contract using linear interpolation, inclusive of the risk of non-performance, using a discount rate appropriate for the duration.

7.	Variable Interest Entities

The Company consolidates certain VIEs in which it is determined that the Company is the primary beneficiary as discussed in Note 3.

The Company holds variable interests in certain entities that are VIEs, which are not consolidated, as it is determined that the Company is not the primary beneficiary. The Company’s involvement with such entities is generally in the form of direct equity interests in, and fee arrangements with, the entities in which it also serves as the general partner or managing member. The Company evaluated its variable interests in the VIEs and determined it is not considered the primary beneficiary of the entities primarily because it does not have interests in the entities that could potentially be significant. No reconsideration events occurred during the nine months ended September 30, 2020 which caused a change in the Company’s consolidation conclusions. As of September 30, 2020, the total unfunded commitments from the limited partners and general partners to the unconsolidated VIEs is $39.7 million. These commitments are the primary source of financing for the unconsolidated VIEs.

The following table sets forth certain information regarding the VIEs in which the Company holds a variable interest but does not consolidate. The assets recognized on the Company’s condensed combined statements of financial condition related to the Company’s interests in and receivables from these non-consolidated VIEs and the Company’s maximum exposure to loss relating to non-consolidated VIEs at September 30, 2020 and December 31, 2019, were as follows:

	September 30, 2020	December 31, 2019
Investments	$74,091	$77,927
Management and incentive fees receivables	7,928	9,135
Maximum exposure to loss	$82,019	$87,062

The above table includes investments in VIEs which are owned by noncontrolling interest holders of approximately $74.0 million and $55.9 million as of September 30, 2020 and December 31, 2019, respectively.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

8.	Employee Compensation and Benefits

For the three and nine months ended September 30, 2020 and 2019, employee compensation and benefits consisted of the following:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Base salary, bonus and other	$40,133	$40,813	$122,774	$125,751
Partnership interest-based compensation	21,605	4,365	38,381	13,080
Carried interest	12,442	16,004	21,944	32,768
Other	1,135	1,129	3,360	2,885
Total employee compensation and benefits	$75,315	$62,311	$186,459	$174,484

Partnership Interest in Holdings, Holdings II and GCM Grosvenor Management, LLC

Payments to the employees for partnership interest awards are made by Holdings, Holdings II and GCM Grosvenor Management, LLC (“Management LLC”), the Company’s parent entities/companies. As a result, the Company records a non-cash profits interest compensation charge and an offsetting deemed contribution to equity to reflect the payments made by the Company’s parent entities/companies. Any liability related to the awards is recognized at Holdings, Holdings II or Management LLC as Holdings, Holdings II or Management LLC is the party responsible for satisfying the obligation, and is not shown in the Company’s condensed combined financial statements. The Company has recorded deemed contributions to equity from Holdings, Holdings II and Management LLC for non-cash compensation expense of approximately $21.6 million and $4.4 million for the three months ended September 30, 2020 and 2019, respectively and $38.4 million and $13.1 million for the nine months ended September 30, 2020 and 2019, respectively, which will ultimately be paid by Holdings, Holdings II or Management LLC.

The Company has modified awards to certain individuals upon their voluntary retirement or intention to retire as employees. These awards generally include a stated target amount that upon payment terminates the recipient’s rights to future distributions and allows for a lump sum buy-out of the awards, at the discretion of the managing member. The awards are accounted for as partnership interest-based compensation at the fair value of these expected future payments, in the period the employees accepted the offer. Partnership interest-based compensation expense of $15.6 million and $1.6 million was recorded in the three months ended September 2020 and 2019, respectively and $22.3 million, and $4.7 million was recognized in the nine months ended September 30, 2020 and 2019, respectively, related to award modifications.

The liability associated with awards that contain a stated target has been retained by Holdings at September 30, 2020 and December 31, 2019, respectively, and is re-measured at each reporting date, with any corresponding changes in liability being reflected as compensation expense of the Company. Certain recipients had unvested stated target payments of $3.1 million and $2.2 million for the three months ended September 30, 2020 and 2019, respectively, and $3.1 million, and $2.2 million for the nine months ended September 30, 2020 and 2019, respectively, which has not been reflected as compensation expense by the Company. The Company recognized partnership interest-based compensation expense of $6.0 million and $2.8 million for the three months ended September 30, 2020 and 2019, respectively and $16.1 million, and $8.4 million for the nine months ended September 30, 2020 and 2019, respectively, related to profits interest awards that are in substance profit-sharing arrangements.

Other

Other consists of compensation expense related to deferred compensation programs and other awards that represent investments made in GCM Funds on behalf of the employees.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

9.	Debt

The table below summarizes the outstanding debt balance at September 30, 2020 and December 31, 2019.

	September 30, 2020	December 31, 2019
Senior secured loan	$340,258	$431,454
Credit facility	42,000	25,000
Less debt issuance costs	(5,426)	(7,954)
Total debt	$376,832	$448,500

Senior Loan

During the nine months ended September 30, 2020, the Company offered lenders the sale proceeds from the Mosaic Transaction discussed in Note 3 to make a prepayment on the principal of the outstanding senior secured loan (“Senior Loan”), which was reduced to $340.3 million.

At September 30, 2020 and December 31, 2019, the weighted average interest rates of the Senior Loan was 3.75% and 4.45%, respectively.

Under the credit and guaranty agreement governing the terms of the Senior Loan, the Company must maintain certain leverage and interest coverage ratios. The credit and guaranty agreement also contains other covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur debt and restrict the Company and its subsidiaries ability to merge or consolidate, or sell or convey all or substantially all of the Company’s assets. At September 30, 2020 and December 31, 2019, the Company was in compliance with all covenants.

Holdings has executed a pledge agreement (“Pledge Agreement”) with the lenders of the Senior Loan. Under the Pledge Agreement, Holdings has agreed to secure the obligations under the Senior Loan by pledging its interests in GCMH as collateral against the repayment of the senior secured notes. The Pledge Agreement will remain in effect until such time as all obligations relating to the Senior Loan have been fulfilled.

Credit Facility

Concurrent with the issuance of the Senior Loan, the Company entered into a $50 million revolving credit facility (“Credit Facility”), with a maturity of January 2, 2019 and interest rate based on a spread over LIBOR, which was subsequently extended to March 29, 2023 through a series of debt modifications. Additionally, the Credit Facility carries an unused commitment fee that is paid quarterly.

During the nine months ended September 30, 2020, a portion of the proceeds from the Mosaic Transaction discussed in Note 3 was used to make a payment on the revolving credit facility, which was reduced to $22.0 million. In addition, the Company drew down an additional $20.0 million on its revolving credit facility.

At September 30, 2020, the Company had $42.0 million outstanding on the Credit Facility with a weighted average interest rate of 2.93% and an unused commitment fee of 0.50%.

Other

GCMLP and GCM CFIG each agree to jointly and severally, unconditionally, and irrevocably, guarantee, as primary obligor and not merely as surety guarantee the obligation of their parent entity, GCMH.

Amortization of the deferred costs of approximately $1.0 million and $1.2 million for the nine months ended September 30, 2020 and 2019, respectively, is included in interest expense in the condensed combined statements of income (loss) and comprehensive income (loss).

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

10.	Interest Rate Derivatives

The Company has entered into various derivative agreements with a financial institution to hedge interest rate risk related to its outstanding debt. As of September 30, 2020 and December 31, 2019, the Company had the following interest rate derivatives recorded as a derivative asset (liability) recorded in other assets (accrued expenses and other liabilities) on the condensed combined statements of financial condition:

		Fair Value at	At September 30, 2020
Derivative	Notional Amount	September 30, 2020	Fixed Rate Paid	Floating Rate Received	Effective Date (3)	Maturity Date
Interest rate swap	$225,000	(12,463)	2.48%	1 month LIBOR (1)	Jan 2020	Feb 2023
Interest rate swap	75,000	(5,196)	3.05%	1 month LIBOR (1)	Jan 2020	Feb 2023
Interest rate collar	300,000	(13,185)	3.70%	1 month LIBOR (2)	Feb 2023	Feb 2025
		$(30,844)

(1)	Floating rate received subject to a 0.00% Floor

(2)	Floating rate received subject to a 2.45% Floor

(3)	Represents the date at which the derivative is in effect and the Company is contractually required to begin payment of interest under the terms of the agreement.

		Fair Value at	At December 31, 2019
Derivative	Notional Amount	December 31, 2019	Fixed Rate Paid	Floating Rate Received	Effective Date (4)	Maturity Date
Interest rate swap	$275,000	(124)	2.33%	1 month LIBOR (1)	Jan 2014	Jan 2020
Interest rate swap	225,000	(6,159)	2.48%	1 month LIBOR (2)	Jan 2020	Feb 2023
Interest rate swap	75,000	(3,348)	3.05%	1 month LIBOR (2)	Jan 2020	Feb 2023
Interest rate collar	300,000	(5,359)	3.70%	1 month LIBOR (3)	Feb 2023	Feb 2025
		$(14,990)

(1)	Floating rate received subject to a 1.00% Floor

(2)	Floating rate received subject to a 0.00% Floor

(3)	Floating rate received subject to a 2.45% Floor

(4)	Represents the date at which the derivative is in effect and the Company is contractually required to begin payment of interest under the terms of the agreement.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

A rollforward of the amounts in accumulated other comprehensive loss related to interest rate derivatives designated as cash flow hedges follows:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019
Unrealized loss at beginning of period	$(13,566)	$(6,798)	$(6,933)	$(412)
Amount of loss recognized in other comprehensive income	(226)	(1,104)	(8,419)	(7,264)
Amount reclassified from accumulated other comprehensive loss to interest expense	1,329	52	2,889	(174)
Unrealized loss at end of period	$(12,463)	$(7,850)	$(12,463)	$(7,850)

The amount of gain (loss) related to interest rate contracts not designated as hedging instruments was recognized as follows:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019
Other income / (expense)	$378	$(2,805)	$(9,673)	$(8,225)

On January 5, 2017, the Company entered into a forward-starting swap agreement (“3-Year Swap Agreement”) with a financial institution to hedge interest rate risk related to payments made during the extended maturity of the 2023 Term Loans that has a notional amount of $225.0 million. The 3-Year Swap Agreement has a 0.00% LIBOR floor whereas the 2023 Term Loans contain a 1.00% LIBOR floor. The swap was determined to be an effective cash flow hedge at inception using a regression analysis; however the mismatch in floor terms creates hedge ineffectiveness which prior to the adoption of ASU 2017-12 was reflected through earnings.

On May 18, 2018, the Company entered into a forward-starting swap agreement (“$75 million Swap Agreement”) with a financial institution to increase the amount of principal economically hedged during the term of the 3-Year Swap Agreement that has a notional amount of $75.0 million. The $75 million Swap Agreement has a 0.00% LIBOR floor whereas the 2023 Term Loans contain a 1.00% LIBOR floor. The swap did not qualify for hedge accounting at inception due to the floor rate mismatch and as a result, all changes in fair value of the $75 million Swap Agreement are reflected through earnings.

On May 18, 2018, the Company entered into a forward-starting interest rate collar (“Interest Rate Collar”) with a financial institution to economically hedge interest rate risk related to payments made during the extended maturity of the 2025 Term Loans that has a notional amount of $300 million. The Interest Rate Collar has a 0.00% LIBOR floor whereas the 2025 Term Loans contain a 1.00% LIBOR floor. The Interest Rate Collar did not qualify for hedge accounting at inception due to the floor rate mismatch and as a result, all changes in fair value of the Interest Rate Collar are reflected through earnings.

The fair values of the derivatives and interest rate collar are based on observable market inputs and represent the net amount required to terminate the positions, taking into consideration market rates and non-performance risk. Refer to Note 6 for further details.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

11.	Commitments and Contingencies

Commitments

The Company is required to pay a fixed management fee of $0.5 million per year for a five-year period pursuant to its 12.5% interest in an aircraft.

The Company, through CFIG Holdings, had $75.7 million and $62.1 million of unfunded investment commitments as of September 30, 2020 and December 31, 2019, respectively, representing general partner capital funding commitments to several of the GCM CFIG and GCMLP advised GCM Funds.

Litigation

In the normal course of business, the Company may enter into contracts that contain a number of representations and warranties, which may provide for general or specific indemnifications. The Company’s exposure under these contracts is not currently known, as any such exposure would be based on future claims, which could be made against the Company. The Company’s management is not currently aware of any such pending claims and based on its experience, the Company believes the risk of loss related to these arrangements to be remote.

From time to time, the Company is a defendant in various lawsuits related to its business. The Company’s management does not believe that the outcome of any current litigation will have a material effect on the Company’s consolidated financial condition or results of operations.

Off-Balance Sheet Risks

The Company may be exposed to a risk of loss by virtue of GCMLP and CFIG Holdings serving as the general partner of GCM Funds organized as limited partnerships. As general partner of a GCM Fund organized as a limited partnership, GCMLP and CFIG Holdings’ exposure to risk of loss is not limited to the amount of its investment in such GCM Fund. The Company cannot predict the amount of loss, if any, which may occur as a result of this exposure; however, historically, the Company has not incurred any significant losses and management believes the likelihood is remote that a material loss will occur.

12.	Related Parties

In regard to the following related party disclosures, the Company’s management cannot be sure that such transactions or arrangements would be the same to the Company if the parties involved were unrelated and such differences could be material.

The Company provides certain employees partnership interest awards which are paid by Holdings, Holdings II and Management LLC. Refer to Note 8 for further details.

The Company has a sublease agreement with Holdings. Because the terms of the sublease are identical to the terms of the original lease, there is no impact on net income or cash flows.

The Company incurs certain costs, primarily related to accounting, client reporting, investment-decision making and treasury-related expenditures, for which it receives reimbursement from the GCM Funds in connection with its performance obligations to provide investment management services. Due from related parties on the condensed combined statements of financial condition includes net receivables of approximately $10.7 million and $10.0 million as of September 30, 2020 and December 31, 2019, respectively, paid on behalf of affiliated entities that are reimbursable to the Company.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

Our executive officers, senior professionals, and certain current and former employees and their families invest on a discretionary basis in GCM Funds, which are generally not subject to management fees and performance fees. As of September 30, 2020 and December 31, 2019, such investments and future commitments aggregated $374.3 million and $334.8 million, respectively.

Certain employees of the Company have an economic interest in an entity that is the owner and landlord of the building in which the principal headquarters of the Company are located.

The Company holds an investment of approximately $4.1 million and $3.3 million as of September 30, 2020 and December 31, 2019, respectively, in an entity in which the managing member is an affiliate of the managing member of Holdings.

The Company utilizes the services of an insurance broker to procure insurance coverage, including its general commercial package policy, workers’ compensation and professional and management liability coverage for its directors and officers. Members of Holdings have an economic interest in, and relatives are employed by, the Company’s insurance broker.

From time to time, certain of the Company’s executive officers utilize a private business aircraft, including an aircraft wholly owned or controlled by members of Holdings. Additionally, the Company arranges for the use of the private business aircraft through a number of charter services, including entities predominantly or wholly owned or controlled by members of Holdings. The Company paid approximately $0.5 million and $0.9 million for the three months ended September 30, 2020 and 2019, respectively, and $1.4 million and $2.6 million for the nine months ended September 30, 2020 and 2019, respectively, to utilize aircraft and charter services wholly owned or controlled by members of Holdings, which is recorded within general, administrative and other expenses in the condensed combined statements of income (loss) and comprehensive income (loss).

The Company pays for all direct and indirect expenses of GCMHGP LLC, including accounting and administrative expenses. GCMHGP LLC does not reimburse the Company for such expenses, which are immaterial to the Company.

13.	Income Taxes

The Company’s income tax expense (benefit) totaled $0.5 million for each of the three months ended September 30, 2020 and 2019 and $1.7 million and $1.6 million for the nine months ended September 30, 2020 and 2019, respectively. The Company has an effective income tax rate of 5% and 2% for the three months ended September 30, 2020 and 2019, respectively and 49% and 3% for the nine months ended September 30, 2020 and 2019, respectively. For the three months ended September 30, 2020 and 2019, the difference in the effective tax rate is generally driven by the differences in pretax income, primarily from increased profits interest-based compensation reported in the three months ended September 30, 2020.  For the nine months ended September 30, 2020 and 2019, the difference in the effective tax rate is generally driven by the differences in pretax income, primarily from increased profits interest-based compensation, reduced carried interest, and the effects of non-controlling interests for the nine months ended September 30, 2020. The difference in effective tax rate from the statutory rate is primarily due to the profit/loss allocated to noncontrolling interests and the impact of entity level foreign and state and local taxes.

For uncertain tax positions in which the benefit to be realized does not meet the “more likely than not” recognition threshold, the Company establishes a liability included within other liabilities in the condensed combined statements of financial condition. As of September 30, 2020 and December 31, 2019, the Company has no tax liability resulting from uncertain tax positions taken or expected to be taken in future tax returns and has not incurred any interest or penalties.

Grosvenor Capital Management Holdings, LLLP and GCM, L.L.C.

14.	Subsequent Events

On August 2, 2020, the Partnership entered into an agreement (the “Transaction Agreement”) by and among CF Finance Acquisition Corp., a Delaware corporation (“CFAC”), GCM Grosvenor Holdings, LLC (formerly known as CF Finance Intermediate Acquisition, LLC), a Delaware limited liability company (“IntermediateCo”), CF Finance Holdings, LLC, a Delaware limited liability company (the “Sponsor”), Holdings, Management LLC, and Holdings II (collectively, the “GCMH LLLP Equityholders”), GCMHGP LLC, GCM V, LLC, a Delaware limited liability company (“GCM V”), and GCM Grosvenor Inc., a Delaware corporation (“GCM PubCo”), pursuant to which, among other transactions, CFAC will merge with and into GCM PubCo, upon which the separate corporate existence of CFAC will cease and GCM PubCo will become the surviving corporation (the “Merger” and together with the other transactions contemplated by the Transaction Agreement, the “business combination”).

The business combination closed on November 17, 2020. Immediately following the Merger and in accordance with the Transaction Agreement, a series of transactions occurred whereby (i) certain third-party investors purchased an aggregate of 19,500,000 shares of Class A common stock of GCM PubCo, par value $0.0001 per share (“GCM Class A common stock”) for an aggregate purchase price of $195 million, (ii) the Sponsor purchased 3,500,000 shares of GCM Class A common stock and 1,500,000 warrants to purchase GCM Class A common stock (which are in the identical form of the private placement warrants of CFAC) for an aggregate purchase price of $30 million, (iii) the Sponsor forfeited 2,351,534 shares of GCM Class A common stock and 150,000 GCM PubCo private placement warrants, (iv) GCM PubCo issued 900,000 GCM PubCo private placement warrants to Holdings, (v) Holdings assigned its option to purchase certain limited partnership interests in GCMH to IntermediateCo for an amount calculated in accordance with the Transaction Agreement, and IntermediateCo acquired such limited partnership interests for an amount calculated in accordance with the Transaction Agreement and such option, (vi) Holdings has the right to require IntermediateCo to acquire certain limited partnership interests in GCMH from Holdings, (vii) GCMHGP LLC transferred its general partnership interest and limited partnership interests in GCMH to IntermediateCo for an amount calculated in accordance with the Transaction Agreement and Holdings transferred all of the outstanding equity interests of GCM LLC to IntermediateCo for an amount calculated in accordance with the Transaction Agreement, (viii) GCMH was redomiciled as a Delaware limited liability limited partnership and its limited partnership agreement was amended and restated, (ix) IntermediateCo made a cash capital contribution to GCMH in exchange for common units of GCMH and warrants to purchase common units of GCMH, and (x) GCM PubCo issued a number of shares of its Class C common stock to GCM V as calculated in accordance with the Transaction Agreement.

Prior to the closing of the business combination, the Company sold the affiliated investment described in the related party footnote to an affiliate of Holdings, at cost of approximately $4.3 million, resulting in no gain or loss.

Prior to the closing of the business combination, the Mosaic Call Right was transferred from Holdings to the Partnership.

The Partnership made capital distributions of $25.0 million and $86.0 million to its partners in October 2020 and November 2020, respectively, prior to the business combination.

The Company has reviewed subsequent events occurring through the date that these condensed combined financial statements were issued, and concluded that no other events have occurred that would require recognition or disclosure.